Exhibit 5.1

Opinion of Holland & Knight LLP

May 19, 2010

SBA Telecommunications, Inc.

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Ladies and Gentlemen:

We have acted as counsel to SBA Telecommunications, Inc., a Florida corporation (“Telecommunications”), and SBA Communications Corporation, a Florida corporation (“SBA Communications”), in connection with the filing of registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offers to exchange (the “Exchange Offers”) Telecommunication’s $375,000,000 8.000% Senior Notes due 2016 and $375,000,000 8.250% Senior Notes due 2019 that have been registered under the Act (the “Exchange Notes”) and the related full and unconditional guarantee of the Exchange Notes on a senior, unsecured basis (the “Exchange Note Guarantee”) by SBA Communications in exchange for a like principal amount of Telecommunication’s currently outstanding $375,000,000 8.000% Senior Notes due 2016 and $375,000,000 8.250% Senior Notes due 2019 (the “Original Notes”) and the related full and unconditional guarantee of the Original Notes on a senior, unsecured basis (the “Original Note Guarantee”) by SBA Communications. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated July 24, 2009 (the “Indenture”) among the Telecommunications, SBA Communications and U.S. Bank National Association, as trustee (the “Trustee”).

In rendering the opinions expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement, dated as of July 24, 2009 (the “Registration Rights Agreement”), by and among Telecommunications, SBA Communications and the several initial purchasers named therein; (c) the Indenture; (d) specimens of the certificates representing the Exchange Notes; and (e) the other documents delivered by or on behalf of Telecommunications, SBA Communications and the Trustee as of the date hereof in connection with the delivery of the Exchange Notes. We have also examined such other instruments, corporate records, certificates of public officials, certificates of officers or other representatives of Telecommunications, SBA Communications and others and other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; (g) that the Exchange Notes will be duly authenticated by the Trustee; and (h) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of Telecommunications, SBA Communications and others.

Based upon and subject to the foregoing, we are of opinion that:

1. The Exchange Notes, when duly executed and delivered by or on behalf of Telecommunications in the form contemplated by the Indenture upon the terms set forth in the Exchange Offers and authenticated by the Trustee, will be legally issued and constitute the valid and binding obligations of Telecommunications enforceable in accordance with their terms.

2. The Exchange Note Guarantee, when duly executed and delivered by or on behalf of SBA Communications in the form contemplated by the Indenture upon the terms set forth in the Exchange Offers and authenticated by the Trustee, will be legally issued and constitute the valid and binding obligations of SBA Communications enforceable in accordance with its terms.

This opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general applicability, affecting or limiting the rights of creditors, and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the States of New York and Florida and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the State of Florida and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Holland & Knight LLP

Holland & Knight LLP